Exhibit 10.28

FIRST AMENDMENT

TO

POLYMER HOLDINGS LLC

CASH INCENTIVE PLAN

WHEREAS, Kraton Performance Polymers, Inc. (the “Company”), has established and maintains the Polymer Holdings LLC Cash Incentive Plan (the “Plan”); and

WHEREAS, pursuant to Section 7(e) of the Plan, the Compensation Committee of the Board of Directors of the Company (the “Committee”) has the right to amend the Plan at any time; and

WHEREAS, the Committee desires to amend the second sentence of Section 5 of the Plan to add “working capital” to the list of Performance Targets.

NOW, THEREFORE, the Committee hereby amends the Plan, effective as of January 1, 2012, as follows:

1. The second sentence of Section 5 of the Plan is hereby amended in its entirety to read as follows:

“Such Performance Targets shall be based on one or more of the following business criteria: cash flow; working capital; EBITDA; profit; safety performance; innovation as a percent of total revenue; cost out and pricing initiatives before or after tax net income; earnings per share; book value per share; stock price; return on stockholder’s equity; expense management; improvements in capital structure; profitability of an identifiable business unit or product (including return on investment on new business acquisitions or growth and expansion activities for the year); business growth (percent increase in revenue from year to year); before or after tax profit margins; budget comparisons; total return to stockholders; market share (percent shares the Company has captured in the market); increase in production volume (percent of increase from year to year); increase in productivity yield per acreage; percent of decrease in production costs; customer satisfaction based on a third party survey; decrease costs of delivery of service (e.g. freight costs, costs of loans, reduction of inventory); decrease turnaround time for servicing requests or processing information (e.g. number of days closing, numbers of days accounts payables turnaround time); identification of ways to cut down costs on a long term basis; implementation of new systems, processes, procedures to accomplish better efficiency, reduce current costs, or provide better management information reports; implementation of improvements in area of accountability and responsibility that has great impact on the management of the business; the relative performance of the Company against a peer group of companies on any of the measures above.”

2. The Plan shall remain in full force and effect and, as amended by this Amendment, is hereby ratified and affirmed in all respects.

IN WITNESS WHEREOF, Kraton Performance Polymers, Inc. has caused this Amendment to be executed by its duly authorized officer as of this 16th day of February, 2012, but effective as set forth above.

KRATON PERFORMANCE POLYMERS, INC.

By:	/s/ Richard A. Ott
Name:	Richard A. Ott
Title:	Vice President – HR